Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces Resignation of Robert C. Grayson from

Company’s Board of Directors

New York, New York, November 12, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today announced that Robert C. Grayson has resigned from the Company’s Board of Directors to devote more time to his other business obligations. Mr. Grayson is President of The Grayson Company. He has served as a Director of the Company since 1992.

Commenting on the announcement, Chairman of Ann Taylor’s Board, Ronald W. Hovsepian, stated, “We regretfully accept Bob’s resignation, but understand his desire to spend more time on other obligations. We thank him for his contributions to Ann Taylor and wish him all the best in the future.”

Mr. Grayson added, “It has been my privilege to serve on Ann Taylor’s Board for the last 15 years. I leave to spend more time on other commitments, proud of my association and tenure with such a well-respected retailer.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 887 stores in 46 states, the District of Columbia and Puerto Rico, and Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of August 4, 2007.

Contact:

Maria A. Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

7 Times Square, New York, NY 10036

212-457-2199